                                                                    EXHIBIT 99.F

                           LIBERTY MEDIA CORPORATION
                     8101 EAST PRENTICE AVENUE, SUITE 500
                          ENGLEWOOD, COLORADO  80111


                                                  May 15, 1996



StarNet/CEA II Partners
StarNet, Inc,
c/o Communications Equity Associates
101 E. Kennedy Blvd., Suite 3300
Tampa, Florida 33602

Dear Sirs:

          Reference is made to the Term Sheet attached hereto pursuant to which, subject to the prior receipt of any required approvals of the Board of Directors of Video Jukebox Network, Inc.("VJN"), we have entered into certain agreements with respect to the equity securities of VJN, all as more fully described in the Term Sheet.

          The Term Sheet contemplates that the agreements contained therein will be superseded by definitive agreements and instruments which will contain provisions incorporating and expanding upon the agreements set forth therein, together with other provisions customary in the case of transactions of this type, and such other provisions as are reasonable and appropriate in the context of the transactions contemplated hereby. Notwithstanding the foregoing, the parties expressly acknowledge that the obligations of the parties pursuant to the Term Sheet and this agreement, subject to the prior receipt of any such required approvals of the Board of Directors of VJN, will constitute a binding agreement between them, subject to the terms and preconditions set forth herein and in the Term Sheet, until such definitive agreements are executed and delivered. If such definitive agreements are not executed and delivered, then, subject to the receipt of any such required approvals of the Board of Directors of VJN, the Term Sheet and this agreement shall constitute such definitive agreements.

          Upon acceptance, we shall commence and complete our due diligence investigation of the Company within 15 business days (assuming reasonable cooperation by the management of the Company). You agree to use your reasonable best efforts to obtain any required board approvals within such 15 business day period.

          By executing this agreement, you agree to use your reasonable best efforts to cause Wolfson and Blank to fully participate in the proposed transactions (as contemplated by the Term Sheet); provided, that if notwithstanding such efforts, such persons do not so participate, the parties shall negotiate in good faith to renegotiate the transactions contemplated by the Term Sheet in a mutually satisfactory fashion.

          If the foregoing is acceptable to you, please execute the copy of this agreement in the space below, at which time this instrument will constitute a binding agreement between us.

                              Page 14 of 20 pages

                                             Very truly yours,

                                             LIBERTY MEDIA CORPORATION

                                             By:______________________
                                             Name:
                                             Title:

ACCEPTED AND AGREED
this 16th day of May, 1996

StarNet/CEA II Partners


By:  _______________________
     Name:
     Title:


StarNet, Inc.


By:  _______________________
     Name:
     Title:

                              Page 15 of 20 pages

                                 PROJECT PUNCH

                                  TERM SHEET
                                  ----------

PARTIES:                       Sellers:  Star Net/CEA II Partners, StarNet,
                                         Inc., and (subject to exercise of tag-
                                         along rights) the Wolfsons, Video
                                         Holdings Corp. and its affiliates, and
                                         Island Trading Co., Inc.

                               Buyer:    Wholly owned subsidiary of Liberty
                                         Media Corporation

SECURITIES BEING SOLD:         5,581,807 shares of Video Jukebox Network, Inc.
                               (the "Company") common stock, $.001 par value
                               (the "Shares"), representing no less than approximately one third of the shares held by each Seller participating. It is a condition to closing that all of the Sellers, except Island
                               Trading, fully participate. If Island Trading does not participate Buyer will purchase additional shares from the other Sellers at $2.00 per share provided that the total number of shares equals 5,581,807.

PURCHASE PRICE:                $11,163,614 in cash ($2.00 per share)

OTHER TERMS AND CONDITIONS:    Sellers shall grant Buyer an irrevocable (subject
                               to the expiration date mentioned below) proxy on 5,719,162 shares (the "Proxy Shares").

                               Sellers shall grant Buyer an option to purchase all but not less than all of the Proxy Shares for thirty (30) months from the closing date and shall be exercisable at the following prices per share:

                               Months after Closing              Exercise Price Per Share
                               --------------------              ------------------------

                                        1-6                                $2.00
                                        7-18                               $2.20
                                       19-30                               $2.42

                               If Buyer allows the options to expire at the end of thirty (30) months the proxy on Sellers' Proxy Shares shall also expire.

                               Sellers agree not to sell or pledge any of their shares prior to the expiration of the option.

                             Page 16 of 20 pages

                               Star Net/CEA and Sellers shall use their good faith and reasonable best efforts to cause the Company to grant to the Buyer at the closing, for a nominal consideration, options (the "Company Options") to purchase 4,655,341 shares of newly issued Common Stock of the Company. The Company Options shall be non-transferable, shall expire thirty (30) months after the closing, and shall be exercisable in whole or in part at the following prices per share during the time period after closing indicated below:


                               Months after Closing              Exercise Price Per Share
                               --------------------              ------------------------

                                        1-6                                $2.00
                                       7-18                                $2.20
                                      19-30                                $2.42

                               In the event that Buyer exercises the option on the Proxy Shares and the Company Options, Sellers will have tag-along rights for the shares that they currently own in the event that Buyer sells all or substantially all of its shares.

                               Sellers and their board representatives will not approve the issuance of any stock or other equity rights prior to closing.

                               Coordination of Schedule 13(D) filings, press releases, and other public materials.

                               Sellers and Buyers agree to use reasonable best efforts and good faith negotiations to execute a definitive stock purchase agreement, and option agreements containing representation & warranties and covenants regarding operation of the business customary for transactions involving a public company and other terms and conditions mutually agreeable to the parties within 15 business days of the acceptance of this Term sheet, subject to
                               (i) the satisfactory completion of the Company,
                               (ii) approval of such definitive stock purchase agreement and the transactions contemplated thereby by the board of directors of the Buyer and (iii) material adverse developments in the financial markets.

                               The transaction shall close upon receipt of any required governmental approvals but in no event later than September 30, 1996.

                              Page 17 of 20 pages
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                               Sellers' board representatives will resign at
                               closing and be replaced by Buyer's
                               representatives. The Buyer shall use its best efforts to cause the election of J. Patrick Michaels, as the designee of Star Net/CEA and StarNet, Inc., to the board of directors.

                              Page 18 of 20 pages